                                                                    Exhibit 12.2


                                 USX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      TOTAL ENTERPRISE BASIS - (Unaudited)
                -------------------------------------------------
                              (Dollars in Millions)

                               Three Months
                                  Ended           Year Ended December 31
                                 March 31    --------------------------------
                                1997   1996   1996   1995    1994   1993   1992
                                ----   ----   ----  -----    ----   ----   ----
Portion of rentals
  representing interest         $20     $20    $80    $78     $85    $84    $87
Capitalized interest              4       3     11     13      58    105     78
Other interest and fixed
  charges                        89     107    399    464     464    372    408
                               ----    ----   ----   ----   -----   ----   ----
Total fixed charges (A)        $113    $130   $490   $555    $607   $561   $573
                               ====    ====   ====   ====    ====   ====   ====
Earnings-pretax income
  with applicable
  adjustments (B)              $403    $526 $1,867   $902  $1,263   $280   $376
                               ====    ====   ====   ====    ====   ====   ====
Ratio of (B) to (A)            3.57    4.04   3.81   1.63    2.08    (a)    (a)
                               ====    ====   ====   ====    ====   ====   ====

  (a) Earnings did not cover fixed charges by $281 million for 1993 and by $197 million for 1992.
